SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549






                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


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         Date of Report (Date of Earliest Event Reported) June 10, 1997




                                GATX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)






         New York                       1-2328                  36-1124040
(State or other jurisdiction    (Commission file number)     (I.R.S. employer
       of incorporation)                                 identification number)





500 West Monroe Street, Chicago, Illinois 60661-3676
(Address of principal executive offices)

Registrant's telephone number, including area code (312) 621-6200


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         GATX Capital  Corporation,  an indirect wholly owned  subsidiary of the
Company, is filing a Current Report on Form 8-K, stating the following:

         As previously reported, GATX/Airlog Company ("Airlog"), a California General Partnership, of which a subsidiary of the Company is a partner, and the Company, filed a complaint for Declaratory Judgment against Evergreen International Airlines, Inc. ("Evergreen") in the United States District Court for the Northern District of California (No. C96-2494) seeking a declaration that neither the Company nor Airlog has any liability to Evergreen as a result of the issuance of Airworthiness Directive 96-01-03 (the "Airworthiness Directive") by the Federal Aviation Administration (the "FAA") in January of 1996. The effect of the Airworthiness Directive is to reduce significantly the amount of freight that three of Evergreen's B747 aircraft may carry. These three aircraft, along with a fourth no longer owned by Evergreen, were modified from passenger to freight configuration by subcontractors of Airlog, pursuant to contracts between Airlog and Evergreen or one of its affiliates. The four aircraft are part of a group of ten B747 aircraft (the "Affected Aircraft") that were modified by subcontractors of Airlog pursuant to a design approved by the FAA at the time the modifications were made, and which are subject to the Airworthiness Directive. Evergreen filed an answer and counterclaim asserting that Airlog and the Company are liable to it under a number of legal theories in connection with the application of the Airworthiness Directive to the three aircraft.

         On June 5, 1997, the Court ruled on a Motion For Partial Summary Judgement that had been filed by Airlog and the Company with respect to several of Evergreen's counterclaims. The Court granted the Motion as to Evergreen's counterclaim that alleged Airlog breached its warranty under the Purchase Agreement pursuant to which Airlog sold one of the converted aircraft to Evergreen, and denied the Motion as to Evergreen's counterclaim that Airlog breached its warranty under the Modification Agreements pursuant to which Airlog manufactured and installed freighter conversion kits with respect to two other aircraft owned by Evergreen. The court ruled that the Purchase Agreement was a contract for the sale of goods and that claims thereunder were barred by the four year statute of limitations under the California Commercial Code (the "Code"). The Court ruled that the Modification Agreements were contracts of services not governed by the Code, and that any applicable statute of limitations did not begin to run until Evergreen had, or should have had, knowledge of the alleged breach. The Court also denied the Motion with respect to Evergreen's counterclaim in which it alleged that Airlog negligently misrepresented certain facts which purportedly induced Evergreen to enter into the Purchase and Modification Agreements.

         The Court's ruling bars Evergreen from recovering under its claim for breach of warranty under the Purchase Agreement, and permits Evergreen (subject to reconsideration or appeal) to proceed with its claim for breach of warranty under the Modification Agreements and its claim of negligent misrepresentation. The ruling does not represent a decision that Evergreen is entitled to prevail on those claims. Airlog and the Company have other defenses to those claims that they intend to assert vigorously.





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         American  International  Airways,  Inc.  ("AIA") has filed a Joint Case
Management Statement and Proposed Order in the litigation which it previously filed against Airlog, Airlog Management Corp. and the Company in the United States District Court for the Northern District of California (97-0378), specifying the damages it has allegedly suffered as a result of the application of the Airworthiness Directive to the two Affected Aircraft owned by it. In the pleading, AIA alleges that it sustained damages of $ 43,787,954 to date, and further alleges that it continues to accrue damages of $ 1,800,000 per month until the aircraft in question are operational.

         The Company, Airlog , Airlog Management Company and GATX Aircraft Corporation have entered into a Tolling Agreement dated as of May 6, 1997, with The Bank of New York . Under the Tolling Agreement, the parties have agreed that any defense of expiration of the statute of limitations or statute of repose or laches applicable to any causes of action arising out of the sale of goods or services in connection with the Affected Aircraft owned by the Bank of New York by or on behalf of the parties thereto is tolled to and including May 6, 1999.

         The Company has recently been informed that Tower Airlines, the owner of one of the Affected Aircraft, has filed a complaint against Airlog and the Company. As of the date of this report, no summons has been served on either Airlog or the Company with respect to such action, and the Company has no further information with respect thereto.

         Although it is impossible to predict the outcome of any litigation with certainty, Airlog and the Company continue to believe the above described claims are without merit and that they have adequate defenses thereto.























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                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, duly authorized.

                                                      GATX Corporation



June 10, 1997                               By:      /s/ David M. Edwards
                                                     --------------------
                                                     David M. Edwards
                                                     Vice President Finance and
                                                     Chief Financial Officer






























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